Exhibit 10.1

NOTICE OF CONVERSION AND
SETTLEMENT OF PROMISSORY NOTE

This Notice of Conversion and Settlement of Promissory Note Agreement (the “Agreement”) is effective as of the 9th day of February 2011, by and between DAVID A. CALDWELL, an individual, and GOLDEN PHOENIX MINERALS, INC., a Nevada corporation (the “Company”).  The parties hereto may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.           The Company and Mr. Caldwell entered into an Employment Separation and Severance Agreement effective as of January 19, 2010 (the “Severance Agreement”), with respect to ceasing the employment relationship between the Parties and agreeing upon certain separation and severance terms.

B.           The Severance Agreement provided for certain cash payments as well as the Company’s issuance to Mr. Caldwell of an unsecured promissory note in the principal amount of Three Hundred Sixty-Six Thousand Six Hundred Twenty-Three Dollars and 32/100 ($366,623.32), to accrue interest at a rate of 2.0% per annum, with a maturity date twenty-four (24) months from the date of the Severance Agreement (the “Note”).

C.           Under the terms of the Note, on the one (1) year anniversary of the date of the Note, Mr. Caldwell may elect to convert up to fifty percent (50%) of the then outstanding balance of principal and interest into such number of shares of the Company’s common stock, par value $0.001 per share (“Shares”) at a conversion rate of 16.7 Shares for each $1.00 of principal and interest to be converted.

D.           Mr. Caldwell now desires to convert fifty percent (50%) of the Note into Shares pursuant to the terms and conditions of the Note, and the Company and Mr. Caldwell further desire to settle the remaining obligations under the Note in consideration for certain of the Company’s interests in private securities as provided for herein.

Now, therefore, in consideration of the foregoing, the agreements, mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.           Notice of Conversion.  Mr. Caldwell hereby provides the Company with notice of his election to convert fifty percent (50%) of the outstanding balance of principal plus interest accrued thereon, into Shares at a rate of 16.7 Shares per each $1.00 of principal and interest to be converted.  As of the date of this Agreement, the total outstanding principal and interest under the Note equals Three Hundred Seventy-Four Thousand Four Hundred Fifty-Three Dollars and 87/100 ($374,453.87).  Accordingly, the balance to be converted equals One Hundred Eighty-Seven Thousand Two Hundred Twenty-Seven Dollars ($187,227) resulting in a conversion of such amount into Three Million One Hundred Twenty-Six Thousand Six Hundred Ninety-One (3,126,691) Shares (as a result of the following equation based upon the terms of the Note: $187,227 x 16.7) (the “Conversion Shares”).

2.           Consideration and Terms of Settlement.  As satisfaction in full of all remaining obligations of the Company under the Note issued pursuant to the Severance Agreement, including, but not limited to, the remaining balance of principal and interest accrued thereon following the conversion provided for in Section 1, the Parties have agreed that the Company shall transfer, assign and convey to Mr. Caldwell all of its right title and interest in and to:

(a)           One Million Five Hundred Twenty-Three Thousand Two Hundred Ninety-Two (1,523,292) shares of Black Rock Metals Inc., a privately held Canadian federally registered company (“Black Rock”), currently held in the Company’s name (the “Black Rock Shares”), at a current agreed book value of $0.10 per share based on the most recent sale of an aggregate of 5,300,000 shares by 11 individual shareholders, for an aggregate deemed consideration of One Hundred Fifty-Two Thousand Three Hundred Twenty-Nine Dollars ($152,329), such Black Rock Shares representing 1.8% of the total issued and outstanding capital stock of Black Rock on a fully-diluted basis; and

(b)           A One Percent (1%) net smelter return (“NSR”) royalty in favor of the Company on certain mineral properties and leasehold interests, pursuant to that certain Royalty Agreement entered into between the Company and Great American Minerals Exploration, Inc., a Nevada company (“GAME”) dated April 26, 1999, a copy of which is attached hereto as Exhibit A.  The NSR shall be transferred to Mr. Caldwell at a deemed value of Thirty-Four Thousand Eight Hundred Ninety-Eight Dollars ($34,898).

3.           Mutual Release and Satisfaction of the Note.  In consideration for the undertakings described in this Agreement, and upon receipt in full of the Conversion Shares, the Black Rock Shares and the GAME NSR issuable and transferrable pursuant to Sections 1 and 2 above, the Company and Mr. Caldwell, and their respective family members, partners, associates, successors, affiliates, co-venturers, heirs, executors, administrators, officers, directors, shareholders and assigns, mutually fully, finally, unconditionally and forever release and discharge each other from any and all claims, demands, losses, damages, causes of action, debts, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, duties, of any nature, arising from, or relating to, the Note.

4.           Tax Liabilities.  Mr. Caldwell agrees that he is wholly and solely responsible for the evaluation of any legal or financial obligations related to the tax liability or implication of this compromise and the exchange and satisfaction of the Note.

5.           Compromise.  This Agreement constitutes a full and final compromise and settlement of any and all outstanding obligations under the Note.  Notwithstanding the compromise and settlement of the Note as provided for herein, all other terms and conditions of the Severance Agreement shall remain in full force and effect.  In the event of any conflict between this Agreement and the Severance Agreement, this Agreement shall control.

6.           Representations.  Mr. Caldwell and the Company further represent and warrant as follows:

(a)           Consents.  The execution and delivery of this Agreement, and the consummation and performance of the terms and conditions contemplated by this Agreement have been duly approved, and the Parties executing this Agreement are duly authorized to enter into this Agreement.

(b)           Enforceability.  Assuming due execution and delivery of this Agreement by each Party, this Agreement constitutes the valid and legally binding obligations of the Parties, enforceable against the Parties in accordance with their terms.

(c)           No Assignment.  Neither Party shall have any right or power to assign this Agreement, in whole or in part, without the prior written consent of the non-assigning Party.

7.           Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered or certified mail, return receipt requested, by courier or express delivery service) to the address or facsimile number set forth beneath the name of such party on the signature page hereto (or to such other address as such party shall have specified in a written notice given to the other parties hereto).  In the event of failure of actual receipt by reason of refusal of acceptance of delivery or change of address and failure to give notice of such change, notice shall be deemed received at the time of refusal of acceptance of first attempted delivery.  Any Party may change its address for purposes of this paragraph by giving the other Party written notice of the new address in the manner set forth above.

8.           Miscellaneous.

(a)           Partial Invalidity.  If any term of this Agreement or the application of any term of this Agreement should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of its applications, not held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

(b)           Attorney’s Fees.  Each Party shall bear its own attorneys’ fees and costs incurred in connection with the settlement of the Note and the preparation of this Agreement.  In the event that any Party commences an action to enforce or interpret this Agreement, or for any other remedy based on or arising from this Agreement, the prevailing Party therein shall be entitled to recover its reasonable and necessary attorneys’ fees and costs incurred.

(c)           Necessary Action.  Each of the Parties shall do any act or thing necessary to execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement, including, but not limited to, such documents as may be deemed necessary or appropriate to effect the transfer of the Black Rock Shares and the GAME NSR, as applicable.

(d)           Governing Law.  The laws of the State of Nevada, without giving effect to choice of law or conflict of law principles, shall govern the validity, construction, performance and effect of this Agreement.

(e)           Entire Agreement; No Waiver.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter contained herein.  No waiver of any of the provisions of this Agreement shall be deemed a waiver of, nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the Parties.

(f)           Construction.  The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.  The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have them reviewed by their attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including any amendments.

(g)           Counterparts and Facsimile/Copy.  This Agreement may be executed in counterparts, in different locations, and copies, scans or facsimiles of signatures shall be legally binding as originals.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, execute this Agreement dated as of the date set forth below, to be effective as of February 9, 2011.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

______________________________________
By:  Thomas Klein
Its:  Chief Executive Officer

Date: ____________________

Address for Notice:
1675 East Prater Way, #102
Sparks, Nevada, 89434

DAVID A. CALDWELL

____________________________________

Date: ____________________

Address for Notice:
_____________________________________
_____________________________________

Exhibit A

Royalty Agreement

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT is made this 26th day of April, 1999, between GOLDEN PHOENIX MINERALS, INC., a Minnesota corporation ("Golden Phoenix Minerals"); and GOLDEN PHOENIX ALASKA, INC., a Nevada corporation ("Golden Phoenix Alaska").

1. Conveyance of Mineral Interests. Golden Phoenix Minerals has conveyed to Golden Phoenix Alaska all of its right, title, and interest in and to various mineral properties and leasehold interests situated in the State of Alaska. These conveyances are summarized as follows:

a. Assignment of Kennecott Letter Agreement.

b. Quitclaim Deed to state mining claims situated in Richardson Mining District.

c. Assignment of Regan/Hansen Mineral Lease Agreement (Circle Mining District).

d. Assignment of Spectrum Resources Mineral Lease Agreement (Circle Mining District).

e. Assignment of Vetter Mineral Lease Agreement (Circle Mining District).

f. Assignment of Joint Venture Letter with Camnor Resources. (Bonnifield Mining District).

g. Assignment of Polar Mining Mineral Lease Agreement (Richardson Mining District).

h. Assignment of Hansen Mineral Lease Agreement (Richardson Mining

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Exhibit A

District).

i. Assignment of Rife Mineral Lease Agreement (Richardson Mining District).

j. Assignment of Letter Agreements.

The foregoing conveyances ("Conveyances") are hereby incorporated into this Royalty Agreement by reference. The properties ("Properties") affected by this Royalty Agreement are more particularly described in the Conveyances and underlying mineral lease agreements described above.

2. Reserved Royalty Interests. In consideration of the Conveyances to Golden Phoenix Alaska, Golden Phoenix Minerals reserves to itself, its successors, and assigns a one percent (1%) net returns production royalty ("Net Returns Royalty") on any and all Commercial Production from the Properties. The Net Returns Royalty shall be calculated and payable on a calendar quarter basis with respect to all minerals, ore, concentrates, metals, and other materials ("Minerals") produced from the Properties.

a. The term "Commercial Production" shall be defined as the mining. extraction, processing, and recovery for sale of Minerals from the Properties. Commercial Production shall not include the taking of Minerals from the Properties for the purpose of determining the amenability to beneficiation processes or mining thereof, including bulk sampling.

b. The term "Net Returns Royalty" shall mean the total gross proceeds

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Exhibit A

less deduction for the following total actual costs paid by, charged to or otherwise incurred by Golden Phoenix Minerals within that calendar quarter which are attributed to handling, treatment and sale of individual Minerals within that calendar quarter:

(1) All smelting, refining, treatment, assaying, sampling, umpiring, selling, or other costs, charges and penalties charged by any refinery, smelter or other purchaser of Minerals;

(2) All taxes paid on production of Minerals, except income taxes, including but not limited to, production, severance, sales and privilege taxes, and all local, state and federal royalties that are based upon the production of Minerals; and

(3) All costs of loading, securing, transporting and insuring Minerals from the Properties to the refinery, smelter or purchaser.

3. Hansen Royalty Interest. With respect to the Hatfield and McCoy properties described on Exhibit A attached hereto, Golden Phoenix Minerals reserves to itself a Net Returns Royalty equal to one half of one percent (0.5%) for any production from the Hatfield and McCoy properties. Golden Phoenix Minerals and Golden Phoenix Alaska acknowledge that the Hatfield and McCoy properties are also subject to a Net Returns Royalty of one half of one percent (0.5%) in favor of Erik Hansen, which represents payment for the Banner Creek lease obligations.

4. Rights of Inspection. In order to ensure compliance with this Royalty Agreement, Golden Phoenix Minerals shall have the right to inspect (a) the mineral

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Exhibit A

properties which are subject to this Royalty Agreement and (b) the accounts and records maintained by Golden Phoenix Alaska with respect to mineral production.

5. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, the parties have executed this Royalty Agreement the day and year first above written.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

By /s/ Michael Fitzsimonds
MICHAEL R. FITZSIMONDS,
President

GOLDEN PHOENIX ALASKA, INC.,
a Nevada corporation

By /s/ Donald James McDowell
DONALD JAMES McDOWELL,
President

Exhibit A